Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Mourns

the Passing of George H. Wells, Chairman of the Board of Directors

Costa Mesa, Calif., May 7, 2012 – GLOBENEWSWIRE. COSTA MESA, Calif., May 7, 2012 (GLOBE NEWSWIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC – News), the parent holding company of Pacific Mercantile Bank, announced today the passing of George H. Wells, the Chairman of the Boards of Directors of both the Company and the Bank.

Raymond E. Dellerba, the Company’s President and CEO stated, “It is with great sadness that I make the announcement of Mr. Wells’ passing. Mr. Wells was the founding Chairman of the Board of Directors of Pacific Mercantile Bank and became the Chairman of the Board of Pacific Mercantile Bancorp, as well, upon its founding in 2000. Mr. Wells’ leadership and his contributions to the growth and success of our Company and the Bank are immeasurable.” Mr. Dellerba went on to say, “He was extremely knowledgeable and insightful, a strong leader and an exceptional Chairman. He was respected by all who had the privilege to work with him.” “George was a true gentleman and a wonderful human being and will be missed by his many friends at Pacific Mercantile Bank. We offer our deepest condolences to his wife, Nancy, and George’s entire family, as they face this tragic loss,” concluded Mr. Dellerba.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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